Exhibit 10.23

AMENDMENT TO SEPARATION AGREEMENT

This Amendment to Separation Agreement (this “Amendment”) is entered into between Laurie Hummel (“Ms. Hummel”) and Francesca’s Services Corporation, a Texas corporation (the “Company”), and is dated January 22, 2018, with the effective date of January 25, 2018.

A.	Recitals

Whereas, Ms. Hummel and the Company entered into a Separation Agreement dated August 20, 2017, which was effective as of September 19, 2017 (“Separation Agreement”);

Whereas, that Separation Agreement contained restrictive covenants at §17;

Whereas, Ms. Hummel filed her Original Petition for Declaratory Judgment in Cause No. 2017-77977, Laurie Hummel v. Francesca’s Services, Corp., in the 189th Judicial District Court of Harris County, Texas (“the Litigation”) on or about November 21, 2017 , the Company filed its Original Answer, Counterclaim and Request for Disclosure on or about December 11, 2017, and Ms. Hummel filed her Original Answer to Defendant’s Counterclaim on or about December 14, 2017, over the restrictive covenant in the Separation Agreement;

Whereas, Ms. Hummel and the Company wish to resolve the Litigation, and this Amendment will resolve the Litigation;

Whereas, this Amendment should not be construed as any admission by the Company as to the unenforceability of the non-compete clause in the Employment Agreement;

Whereas, the reference to the Employment Agreement shall mean that Employment Agreement executed by Ms. Hummel and the Company on October 28, 2015;

In consideration of the amendments to the mutual covenants in this Agreement, Ms. Hummel and the Company hereby acknowledge and agree as follows:

B.	Ms. Hummel’s Covenants

1.	Ms. Hummel shall show the terms of this Amendment, including the non-competition and non-solicitation provisions, to personnel in human resources, upper management and the legal department of any prospective employer who has extended a tentative or conditional offer of employment to her, in advance of the date she is to commence employment with said prospective employer.

2.	Ms. Hummel, after accepting an offer of employment with a prospective employer, will advise the Company of the identity of that employer on the commencement of employment.

3.	If Ms. Hummel’s new place of employment hires anyone, within 12 months from the commencement of Ms. Hummel’s employment, from the home office of the Company, Ms. Hummel will provide to the Company upon request, a notarized sworn statement detailing any involvement and communications she had with 1) the employee regarding the Company and Hummel’s new employer; and 2) her new employer concerning the Company’s employee. This statement shall be provided within ten (10) days of the receipt of the request by Ms. Hummel by certified mail from the Company. The statement shall provide the content of the communications, date of such communications, all persons present, and identify the form of media of such communications. Ms. Hummel’s failure to provide such a statement, or any hiring of any home office employee of the Company with whom Hummel has communicated (directly or through another individual), will be considered a material breach of this Amendment and the Separation Agreement, the remedy for which shall be the forfeiture of all severance payments made to Ms. Hummel, including all severance payments already paid to Hummel under §§ 2 and 3 of the Separation Agreement.

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4.	Ms. Hummel shall file a Notice of Dismissal of the Litigation and Francesca’s shall file dismissal of their counterclaim with prejudice within five (5) business days of the Effective Date of this Amendment.

C.	The Company’s Obligations and Rights regarding Ms. Hummel’s New Employment

5.	The payments by the Company referenced in §§ 2 and 3 of the Separation Agreement shall cease on the date Ms. Hummel commences employment with her new employer.

6.	The Company, through Steve Lawrence, or anyone responding to a prospective employer’s inquiry concerning Hummel’s employment with the Company, will respond to such inquiry only by giving a neutral reference - only Hummel’s dates of employment with the Company and the titles of the positions held by Ms. Hummel.

D.	Mutual Releases

7.	General Mutual Release. In consideration for the promises and covenants of the Company contained herein, Ms. Hummel, on behalf of herself and her present or former descendants, dependents, successors, heirs, assigns, agents, personal representatives, executors, and administrators (collectively, the “Releasors”), to the fullest extent permitted by law, fully releases, and discharges the Company and any and all of the Company’s predecessors, successors, subsidiaries, parents, branches, divisions, affiliates, and related entities, and its and their respective present and former officers, directors, managers, supervisors, employees, attorneys, agents, and representatives (collectively, the “Releasees”), from and with respect to any and all claims, actions, suits, liabilities, damages, debts, dues, sums of money, including attorneys’ or legal fees and costs, and demands whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which the Releasors ever had or now have, at any time prior to the Effective Date of the Agreement, including, without limitation, any claims in the Litigation, any claims arising out of, concerning, or relating to Ms. Hummel’s employment and/or separation from employment with the Company; the Employment Agreement; the Separation Agreement; compensation, wages, salary, stock options or other equity or equity-based awards, severance pay, contract pay, vacation pay, paid time off (PTO) pay, fringe and aggregate benefits, benefits allowances, bonuses, commissions, sick pay, personal leave pay, insurance, medical benefits, retirement benefits, welfare benefits, or any other benefits of any kind or nature; any contract, whether oral or written, express or implied; tort, including defamation, libel, slander, negligent termination, wrongful discharge, or unpaid wages, whether intentional or negligent; any and all terms and conditions of employment, including, without limitation, hiring, training, recruiting, promotion, assignment, discipline, or termination; common law or public policy; harassment, discrimination, or retaliation; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Worker’s Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employment Retirement Income Security Act, the Fair Credit Reporting Act, the Texas Labor Code, the Uniform Commercial Code, the United States Constitution, and the State of Texas Constitution, all as amended, if applicable; and other federal, state, county, or municipal statutes, regulations, or ordinances.

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In consideration for the promises and covenants of Ms. Hummel contained herein, the Company, its successor and assigns, hereby fully releases and discharges Ms. Hummel from and with respect to any and all claims and counterclaims made by the Company in the Litigation or which could have been made in the Litigation, in law or in equity, at any time prior to the Effective Date of this Amendment.

E.	Non-Disparagement; Non-Compete; Non-Solicitation (amendment to § 17 of the Separation Agreement)

8.	In accordance with Section 17 of the Separation Agreement Ms. Hummel agrees that during the twelve month period beginning on September 19, 2017, she will not disparage, ridicule, or criticize the Company or its present and former employees, directors, and officers, or make any remarks or statements that could reasonably be construed as disparaging, ridiculing, or criticizing any of them. Further, Ms. Hummel agrees not to make any statements that disparage the reputation of the Company or any of the Releasees, or their products or services. She further agrees not to take any action to interfere with or damage the Company's relationship with its investors, shareholders, vendors, lenders, suppliers and/or customers. Ms. Hummel agrees that any breach or violation of this non-disparagement and non-interference provision shall entitle the Company to terminate the Severance Benefit and/or sue her under this Agreement for the immediate recovery of any damages caused by such breach. The foregoing shall not prohibit any person from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement.

9.	For a period of twelve (12) months following September 19, 2017 (the “Restricted Period”), Ms. Hummel shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor. For purposes of this Agreement, “Competitor” means a Person anywhere in North America (the “ Restricted Area”) that at any time during the period of time during which you are employed by the Company, or any time during the Restricted Period engages in the business of operating retail stores and/or websites for the sale of women’s apparel, jewelry, accessories, gifts, greeting cards, picture frames and related items or any other business that the Company is engaged in, or reasonably anticipates becoming engaged in. As used herein, the term ‘retail stores’ shall not include: (i) stores that are operated in thirty-thousand or greater square feet; (ii) department stores such as Macy’s, Dillard’s, JCPenney, Nordstrom, Target, Walmart etc., (iii) the following named stores; Burlington Coat Factory, Marshall’s, Dollar General, Family Dollar, DSW, FootLocker, and Dick’s Sporting Goods. The parties hereto agree that the Company intends to engage in business throughout the Restricted Area, even if it does not currently do so, and therefore its scope is reasonable. Nothing herein shall prohibit Ms. Hummel from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Ms. Hummel has no active participation in the business of such corporation. The term “Person” as used in this Agreement shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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10.	During the Restricted Period, Ms. Hummel agrees not to, and she may be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such affiliate has been terminated.

11.	During the twelve month period beginning September 19, 2017, Ms. Hummel agrees not to in any manner communicate with, or deliver any information of any nature (regardless of whether such information is negative or positive) relating to the Company to any Person not affiliated with the Company who is an actual or potential holder of the Company’s securities or is a Person acting on their behalf.

12.	Ms. Hummel agrees that the foregoing covenants set forth in this Section E (the “Restrictive Covenants”) are reasonable, including in temporal and geographical scope, and in all other respects, and necessary to protect the Company’s and its affiliates’ Confidential Information, good will, stable workforce, and customer relations. Ms. Hummel acknowledges that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period. Ms. Hummel understands that the Restrictive Covenants may limit her ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits under this Agreement to clearly justify such restrictions which, in any event (given her education, skills and ability), she does not believe would prevent her from otherwise earning a living. Ms. Hummel agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to her detriment. She understands and agrees that the Company shall have the right to recover from her any payments previously made to her under the Separation Agreement, including severance payments, and/or sue her for breach of this Amendment to this Agreement if she violates any of the restrictive covenants set forth in this Section “E”. Ms. Hummel specifically agrees that any violation of Section 8, 9, 10 and 11 are material violations entitling the Company to recover all payments made to her under the Separation Agreement, including severance payments. Ms. Hummel agrees that a breach by her of any of the Covenants in this Section would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, she agrees that in the event of any breach or threatened breach of any provision of this Section “E”, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Amendment, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section, or require her to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section, if and when final judgment of a court of competent jurisdiction is so entered against her.

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F.	Miscellaneous Provisions

13.	This Amendment shall supersede only the sections, subject matters and provisions referenced herein of the parties’ Separation Agreement. All other provisions of the Separation Agreement remain intact.

14.	To the extent a conflict appears between the provisions of this Amendment and the Separation Agreement, this Amendment prevails.

15.	This Amendment shall become effective as of the date both parties have executed it.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set forth below.

By: /s/ Laurie Hummel	1/25/18
Laurie Hummel	Date

FRANCESCA’S SERVICES CORPORATION

By: /s/ Steve Lawrence
Steve Lawrence	1/25/18
Chief Executive Officer	Date

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